  The following preliminary prospectus supplement is not final and may be changed. In addition, it excludes the base prospectus to which the prospectus supplement relates. It is included as an exhibit to this Current Report on Form 8-K for informational purposes only.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus supplement and the accompanying prospectus +
+is not complete and may be changed. This prospectus supplement and the        +
+accompanying prospectus is not an offer to sell these securities and we are + +not soliciting an offer to buy these securities in any state where the offer +
+or sale is not permitted.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2002

Prospectus Supplement
February   , 2002

(To Prospectus dated August 23, 2001)
                                                 [Dynegy Inc. Logo Appears Here]
                                  $   ,000,000

                              Dynegy Holdings Inc.


                               % Senior Notes due 20

                                 ------------

  We are offering $   ,000,000 of our      % Senior Notes due     , 20  . We
will pay interest on the notes on      and      of each year, beginning     ,
2002. The notes are unsecured and unsubordinated debt securities and are not subject to a sinking fund.

  We can redeem the notes prior to maturity, in whole or in part, at a redemption price equal to the greater of the principal amount of the notes and the make-whole price described in this prospectus supplement. We also will pay accrued interest to the date of any redemption. We do not intend to list the notes on any securities exchange.

                                                              Per Note  Total
                                                              -------- --------
Public offering price........................................      %   $
Underwriting discount........................................      %   $
Proceeds to Dynegy Holdings before expenses..................      %   $

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

  The underwriters expect to deliver the notes to purchasers on or about
February   , 2002 through the book-entry facilities of The Depository Trust
Company.

                          Joint Book-Running Managers

Banc of America Securities LLC                        Credit Suisse First Boston

ABN AMRO Incorporated
     Banc One Capital Markets, Inc.
            Commerzbank Securities
                   Credit Lyonnais Securities
                         SG Cowen
                               TD Securities
                                       The Royal Bank of Scotland
                                              West LB

   You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of the document. We are not making an offer of the notes in any state where the offer is not permitted. Unless otherwise stated herein, "we," "us" or "our" refers to Dynegy Holdings Inc., and not our parent company Dynegy Inc. or any of its other subsidiaries.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                          Page
                                                                          ----
The Company..............................................................  S-3

Recent Developments......................................................  S-4

Where You Can Find More Information......................................  S-7

Forward-Looking Statements...............................................  S-8

Use of Proceeds..........................................................  S-9

Ratios of Earnings to Fixed Charges......................................  S-9

Capitalization........................................................... S-10

Description of Senior Notes.............................................. S-11

Underwriting............................................................. S-14

Validity of Senior Notes................................................. S-15

Experts.................................................................. S-15


                                   Prospectus

About This Prospectus....................................................    2

Where You Can Find More Information......................................    3

Information We Incorporate by Reference..................................    3

Uncertainty of Forward-Looking Statements................................    4

The Company..............................................................    6

The Trust................................................................    6

Use of Proceeds..........................................................    8

Ratios of Earnings to Fixed Charges......................................    8

Description of Debt Securities...........................................    9

Description of Trust Securities..........................................   21

Description of Trust Debentures..........................................   34

Description of Guarantee.................................................   43

Relationship Among the Trust Preferred Securities, the Trust Debentures
 and the Guarantee.......................................................   46

Plan of Distribution.....................................................   48

Validity of Securities...................................................   49

Experts..................................................................   49

                                  THE COMPANY

   We, Dynegy Holdings Inc., are a wholly owned subsidiary of Dynegy Inc., an Illinois corporation. Dynegy Inc. is one of the world's leading energy merchants. Through its global energy delivery network and marketing, logistics and risk management capabilities, Dynegy Inc. provides innovative solutions to customers in North America, the United Kingdom and Continental Europe. Dynegy Inc.'s operations include power generation and wholesale and direct commercial and industrial marketing and trading of power, natural gas and coal. Dynegy Inc. is also engaged in the transportation, gathering and processing of natural gas liquids.

   Dynegy Inc., our parent company, reports its operations under four segments:
Wholesale Energy Network (formerly Dynegy Marketing and Trade), Dynegy Midstream Services, Transmission and Distribution and Dynegy Global Communications. Our assets and operations include the Wholesale Energy Network and Dynegy Midstream Services segments. Our assets and operations do not include the Transmission and Distribution and Dynegy Global Communications segments. Northern Natural Gas Company, which we acquired on January 31, 2002, will be reported by Dynegy Inc. under its Transmission and Distribution segment. However, it is an indirect wholly owned subsidiary of ours whose financial results will be consolidated into our results of operations beginning February 1, 2002.

  . Wholesale Energy Network. Our wholesale energy network segment is focused on optimizing our and our customers' energy networks consisting of assets, capacity and contracts, as well as direct commercial and industrial sales and retail marketing alliances. Through this segment, we engage in a broad array of energy businesses, including the physical supply of, and risk-management activities around, wholesale natural gas, power and coal in North America and Europe.

  . Dynegy Midstream Services. The midstream services segment consists of our North American midstream liquids processing and marketing business and worldwide natural gas liquids marketing and transportation operations.

   The following chart depicts a simplified version of our parent's corporate structure:


                         [Dynegy Organizational Chart]

   We are a holding company and conduct substantially all of our business through our subsidiaries. Our principal executive office is located at 1000 Louisiana, Suite 5800, Houston, Texas 77002, and our telephone number is (713) 507-6400.

                              RECENT DEVELOPMENTS

Enron-Related Matters

   On November 28, 2001, our parent company, Dynegy Inc., terminated its merger agreement with Enron Corp. and we exercised an option to purchase the equity of the indirect parent company of Northern Natural Gas Company, an indirect Enron subsidiary. We acquired this option in connection with the merger agreement and a $1.5 billion preferred stock investment of Dynegy Inc. in Northern Natural Gas. On December 2, 2001, Enron filed a voluntary petition for Chapter 11 reorganization under the Federal bankruptcy laws and filed an adversary proceeding in the bankruptcy court alleging, among other things, that Dynegy Inc. breached the merger agreement by terminating the agreement, that we had no right to exercise the option to acquire Northern Natural Gas and that Dynegy Inc. owes Enron damages of at least $10 billion. On December 3, 2001, we filed a separate lawsuit to enforce our rights under the Northern Natural Gas option. On January 3, 2002, we, Dynegy Inc., Enron and affiliated parties entered into a settlement agreement relating to our petition to enforce the Northern Natural Gas option. Pursuant to this settlement agreement, we closed on our option to acquire the indirect parent company of Northern Natural Gas on January 31, 2002. No party waived any claims for damages against any other party as a result of the execution of the settlement agreement. An Enron subsidiary maintains a right to repurchase Northern Natural Gas at any time through June 30, 2002.

   Northern Natural Gas has debt of approximately $950 million. Of this amount, we replaced an Enron guarantee with our own guarantee with respect to a $450 million secured line of credit in connection with the closing. We also agreed to tender for $100 million of Northern Natural Gas' outstanding senior notes at par plus accrued and unpaid interest within 60 days of January 31, 2002.

   Dynegy Inc.'s management has publicly stated that it believes that Enron's lawsuit against Dynegy Inc. has no merit. We and Dynegy Inc. filed our answer to Enron's lawsuit detailing Dynegy Inc.'s reasons for terminating the merger agreement on February 4, 2002. We continue to be subject to a claim that we wrongfully exercised the Northern Natural Gas option. An adverse result in Enron's damage action against Dynegy Inc. or in any other legal proceedings pertaining to Enron, the merger agreement or related matters could have a material adverse effect on us.

BG Storage Limited Acquisition

   Also on November 28, 2001, we completed our acquisition of BG Storage Limited and its natural gas storage facilities and related assets in the United Kingdom. The purchase price for these assets was approximately $600 million and was funded with borrowings under existing bank credit facilities and commercial paper.

Expanded Commercial Relationship with ChevronTexaco

   Dynegy Inc. recently announced the expansion of its commercial relationship with ChevronTexaco Corporation, its primary shareholder, to include the purchase of substantially all of Texaco's undedicated U.S. natural gas and natural gas liquids production through August 31, 2006. The expanded commercial relationship will increase the ChevronTexaco volume of natural gas purchased by us to approximately 3.0 Bcf per day. We expect to provide supply and service for approximately 2.0 Bcf per day of natural gas for Texaco's facilities and third-party term markets. We also will purchase the undedicated liquids production associated with the processing of Texaco's natural gas. This will more than double the volume of liquids we currently purchase from ChevronTexaco in the United States.

Credit Rating Agencies

   On December 14, 2001, Moody's Investors Service downgraded the credit rating on our senior unsecured debt from "Baa2" to "Baa3." Moody's also lowered the credit rating on our commercial paper from "P-2" to "P-3." Moody's has placed us on review for possible downgrade solely due to uncertainty surrounding the Enron legal proceedings. Standard and Poor's and Fitch, each of which maintains a current rating of "BBB+" on our senior unsecured debt, have placed us on negative watch. Further declines in our credit ratings will increase the cost and reduce the availability of financing available to us. If our credit ratings were to decline below investment grade, such downgrade could significantly affect our business operations and our ability to renew or refinance our credit facilities or obtain other financing in the ordinary course of business.

Capital Restructuring Program

   On December 17, 2001, in an effort to strengthen its balance sheet and respond to the changing credit standards in the merchant energy industry, Dynegy Inc. announced a $1.25 billion capital restructuring program. The program included raising $500 million in common equity and reducing capital spending and selling assets in a combined amount of $750 million. In accordance with the plan, Dynegy Inc. has issued $748 million of common equity ($543 million in a public offering in December 2001 and $205 million to ChevronTexaco in January 2002) and has reduced its 2002 capital spending budget to $1.2 billion from $1.7 billion. In connection with this restructuring program, Dynegy Inc. continues to anticipate selling certain non-strategic assets and will consider additional steps to further strengthen its balance sheet during the remainder of the year.

2001 Financial Results

   On January 23, 2002, Dynegy Inc. reported its unaudited financial results for the year ended December 31, 2001. Dynegy Inc.'s financial results included disclosure relating to the Wholesale Energy Network and Dynegy Midstream Services segments, which are set forth below. For financial reporting purposes, certain investments held by Dynegy Inc. in the Wholesale Energy Network segment are not reflected in our financial results.

   Wholesale Energy Network. For the year ended December 31, 2001, recurring net income for this segment increased 86% to $660 million in 2001, compared to $354 million in 2000. The segment benefited from strong earnings and cash flow in 2001 from both its generation and storage businesses and its customer and risk-management activities.

   Our generation and storage businesses generated 55% of the recurring financial contribution (operating margin plus equity earnings) for the segment in 2001. Recurring financial contribution from our generation and storage businesses was up 38%, compared to 2000, primarily due to incremental earnings from existing, developed and acquired assets, including 1,700 megawatts of generation facilities in New York, nearly 1,200 megawatts of new merchant generation facilities in the southern United States and the newly acquired BG Storage Limited in the United Kingdom.

   Customer and risk-management activities generated 45% of the recurring financial contribution of the segment in 2001. North American gas marketing sales volumes increased 16% to 11.3 Bcf per day in 2001, up from 9.7 Bcf per day in 2000. Total physical power sold increased 130% to 317 million megawatt hours in 2001, compared to 138 million megawatt hours in 2000. The higher volumes in gas and power were the result of greater market origination, including sales to commercial and industrial customers, increased sales volumes on Dynegydirect and increased gas marketing in Canada.

   Further growth of the Dynegydirect platform is reducing the variable cost of serving customers, while increasing our competitive reach and market share. Dynegydirect offers more than 750 products and services online, including hourly power and coal. This platform recorded nearly $43 billion in notional transactions in 2001, $13 billion of which was recorded in the fourth quarter. We recently expanded Dynegydirect into U.K. energy markets. Customers have self-service access to our bid and offer pricing for power in the English and Welsh electricity market and U.K. natural gas at the National Balancing Point.

   Reported net income for this segment increased 38% to $607 million in 2001, compared to $441 million in 2000. Recurring net income for 2001 excludes after-tax charges of approximately $49 million relating to the segment's net exposure to Enron and approximately $4 million associated with transaction expenses incurred in connection with the terminated merger with Enron. Recurring net income for 2000 excludes after-tax gains aggregating approximately $87 million relating to sales of certain qualifying facilities, an investment in Accord Energy Limited and allocated expenses relating to the acquisition of Illinova Corporation.

   Dynegy Midstream Services. For the year ended December 31, 2001, recurring net income from this segment increased 7% to $59 million in 2001, compared to recurring net income of $55 million in 2000. This segment's 2001 annual results reflect higher price realization resulting from an active forward sales program and contract restructuring activities, which were realized despite a depressed pricing environment resulting from larger inventories.

   Processing volumes declined 13% to 84 MBbls per day in 2001, compared to 97 MBbls per day in 2000. This decrease was primarily due to the timing of certain asset sales in 2000 and reduced straddle volumes resulting from lower fractionation spreads than in 2000. Natural gas liquids sales were almost flat in 2001 at 557 MBbls per day, compared to 565 MBbls per day in 2000.

   Reported net income for this segment increased nearly 200% to $56 million in 2001, compared to $19 million in 2000. Recurring net income for 2001 excludes after-tax charges of approximately $2 million relating to the segment's net exposure to Enron and approximately $1 million associated with transaction expenses incurred in connection with the terminated merger with Enron. Recurring net income for 2000 excludes after-tax charges aggregating approximately $36 million relating to sales of crude and Mid-Continent assets, the impairment of a liquids asset and allocated expenses relating to the acquisition of Illinova Corporation.

   Enron-Related exposure. As a result of Enron's bankruptcy, we recognized in our fourth quarter 2001 financial statements a pre-tax charge of $78 million associated with our exposure related to commercial transactions existing with Enron.

Recent SEC Release

   The SEC recently issued a release detailing its preferred presentation for financial disclosures for annual reports to be filed by issuers beginning with the annual reports for the 2001 fiscal year. The release relates to disclosures concerning off-balance sheet obligations, related-party transactions, risk-management activities and financial obligations. In accordance with this new release, we will expand upon our prior public disclosures in these areas. With respect to off-balance sheet obligations, related-party transactions and risk-management activities, we do not expect any significant new disclosures in response to this release. With respect to fixed payment financial obligations, we have historically disclosed the fair value associated with these items. Beginning with our 2001 annual report, we also intend to disclose the forecasted annual payments associated with these items. Specifically, we intend to disclose that we have commercial contract fixed payment obligations relating to gas transportation, storage, power purchase and other arrangements averaging approximately $285 million per year from 2002 through 2008 and $110 million per year from 2009 through 2014. These obligations will be reported in our cost of goods sold, which totaled approximately $39 billion in 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference room located at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities described in this prospectus.

  . The description of our securities contained in our Registration Statement on Form 10, as filed with the SEC on February 2, 2000.

  . Our Annual Report on Form 10-K for the fiscal year ended December 31,
    2000.

  . Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March
    31, 2001, June 30, 2001 and September 30, 2001.

  . Our Current Reports on Form 8-K, as filed with the SEC on February 14,
    2001, March 20, 2001, May 16, 2001, September 18, 2001, November 28,
    2001, November 29, 2001, November 30, 2001, December 4, 2001, January 2, 2002 and January 8, 2002.

   You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning our parent at the following address:

                                  Dynegy Inc.
                           1000 Louisiana, Suite 5800
                              Houston, Texas 77002
                         Attention: Investor Relations
                                 (713) 507-6400

                           FORWARD-LOOKING STATEMENTS

   This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus include statements reflecting assumptions, expectations, projections, intentions or beliefs about future events. These statements are intended as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "project," "forecast," "may," "will," "should," "expect" and other words of similar meaning. In particular, these include, but are not limited to, statements relating to the following:

  .   projected operating or financial results;

  . expectations regarding capital expenditures, dividends and other matters;

  . pending or recent acquisitions such as the acquisitions of BG Storage Limited and Northern Natural Gas, including the anticipated closing date, expected cost savings or synergies and the accretive or dilutive impact of an acquisition on earnings;

  . expectations regarding transaction volume and liquidity in wholesale energy markets in North America and Europe;

  . beliefs or assumptions about the outlook for deregulation of retail and wholesale energy markets in North America and Europe and anticipated business developments in such markets;

  . our ability to compete effectively for market share with industry participants;

  . beliefs about the outcome of our or Dynegy Inc.'s legal and administrative proceedings, including matters involving Enron; and

  . the expected commencement date for commercial operations for new power plants.

Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, including the following:

  . the timing and extent of changes in commodity prices for energy, particularly natural gas, electricity and natural gas liquids;

  . the timing and extent of deregulation of energy markets in North America and Europe and the rules and regulations adopted on a transitional basis in such markets;

  . the condition of the capital markets generally, which will be affected by interest rates, foreign currency fluctuations and general economic conditions, as well as our and Dynegy Inc.'s ability to maintain investment grade credit ratings;

  . the effectiveness of our risk-management policies and procedures and the ability of our trading counterparties to satisfy their financial commitments;

  . the liquidity and competitiveness of wholesale trading markets for energy commodities, including the impact of electronic or online trading in these markets;

  . operational factors affecting the start up or ongoing commercial operations of our power generation or midstream natural gas facilities, including catastrophic weather-related damage, unscheduled outages or repairs, unanticipated changes in fuel costs or availability, the unavailability of gas transportation, the unavailability of electric transmission service or workforce issues;

  . cost and other effects of legal and administrative proceedings, settlements, investigations and claims, including matters involving Enron and environmental liabilities that may not be covered by indemnity or insurance;

  . other North American or European regulatory or legislative developments that affect the demand for energy generally, increase the environmental compliance cost for our power generation or midstream gas facilities or impose liabilities on the owners of such facilities; and

  . general political conditions, including any extended period of war or conflict involving North America or Europe.

   Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Our actual future results may vary materially from those expressed or implied in any forward-looking statements.

   All of our forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus supplement.

                                USE OF PROCEEDS

   The net proceeds from the sale of the notes will be approximately $ million, after deducting underwriting discounts and commissions and other offering expenses. We will use the net proceeds from this offering to repay a portion of outstanding debt under our $1.2 billion 364-day revolving credit facility and for general corporate purposes. As of February 11, 2002, we had $600 million of borrowings outstanding under this credit facility, a portion of which was used to fund the BG Storage Limited acquisition. Borrowings under the credit facility have an effective interest rate of 2.295%. Our $1.2 billion 364-day revolving credit facility matures on May 1, 2002. We anticipate refinancing this facility in the ordinary course of business.

   As of December 31, 2001, we had committed availability of approximately $1.64 billion under our credit facilities. As of such date, we had borrowings of approximately $645 million and outstanding letters of credit of approximately $377 million under our credit facilities, leaving approximately $618 million of available borrowing capacity under our credit facilities. In addition, we had cash and cash equivalents of approximately $144 million. On a pro forma basis as of December 31, 2001, giving effect to the application of
the net proceeds of this offering, we would have had approximately $   million
of available borrowing capacity and cash and cash equivalents of approximately
$   million.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth our consolidated ratios of earnings to fixed charges for the periods shown:

                               Dynegy Holdings Inc.
       -------------------------------------------------------------------------------------------------------
                              Year Ended December 31,
       -------------------------------------------------------------------------------------------------------
        2001             2000                       1999                       1998                       1997
        ----             ----                       ----                       ----                       ----
        4.11             4.02                       2.44                       2.23                       (a)

--------
(a) Earnings were inadequate to cover fixed charges for the year ended December 31, 1997 by approximately $72.9 million.

   For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges (excluding capitalized interest) less undistributed income from equity investees. Fixed charges consist of interest expense; amortization of deferred financing costs; interest capitalized during the year; amortization of interest rate hedges; accumulated distributions associated with trust preferred securities; and the portion of lease rental expense representative of an approximate interest factor attributable to such leases.

                                 CAPITALIZATION

   The following table sets forth our short-term debt and capitalization as of December 31, 2001, on a historical basis and as adjusted to give effect to this offering and the application of the estimated net proceeds as described under "Use of Proceeds." All amounts are in thousands of U.S. dollars and are unaudited.

                                                        December 31, 2001
                                                    --------------------------
                                                    Historical  As Adjusted(1)
                                                    ----------  --------------
Cash and cash equivalents.......................... $  143,605    $
Current portion of long-term debt..................    200,000      200,000
                                                    ==========    =========
Long-term debt:
  Commercial paper................................. $    5,037    $   5,037
  Revolving credit facilities......................    600,000
  6.750% Senior Notes due December 15, 2005........    150,000      150,000
  8.125% Senior Notes due March 15, 2005...........    300,000      300,000
  7.450% Senior Notes due July 15, 2006............    200,000      200,000
  6.875% Senior Notes due April 1, 2011............    493,145      493,145
  7.125% Senior Debentures due May 15, 2018........    175,000      175,000
  7.625% Senior Debentures due October 15, 2026....    175,000      175,000
      % Senior Notes due      , 20  ...............
  Other............................................     40,000       40,000
                                                    ----------    ---------
    Total long-term debt...........................  2,138,182
                                                    ----------    ---------

Company Obligated Preferred Securities of
 Subsidiary Trust..................................    200,000      200,000
Minority Interest..................................    973,575      973,575
                                                    ----------    ---------
Stockholder's equity:
  Additional paid-in capital.......................  2,376,563    2,376,563
  Accumulated other comprehensive income (loss),
   net.............................................     (2,089)      (2,089)
  Retained earnings................................  1,374,932    1,374,932
  Stockholder's equity.............................  1,033,259    1,033,259
                                                    ----------    ---------
    Total stockholder's equity.....................  4,782,665    4,782,665
                                                    ----------    ---------
      Total capitalization......................... $8,294,422    $
                                                    ==========    =========

--------
(1) This capitalization table has not been adjusted for our acquisition of Northern Natural Gas on January 31, 2002. Northern Natural Gas has debt of approximately $950 million, including approximately $500 million of senior unsecured notes and a $450 million secured line of credit. In connection with the closing of the acquisition, we replaced an Enron guarantee with our own guarantee with respect to the line of credit and agreed to commence a tender offer for $100 million of Northern Natural Gas' outstanding senior notes within 60 days of January 31, 2002.

                          DESCRIPTION OF SENIOR NOTES

   The following description of the terms of the notes offered by us pursuant to this prospectus supplement is intended to supplement, and to the extent inconsistent to replace, the more general terms and provisions of the debt securities described in the accompanying prospectus, to which we refer you. Capitalized terms defined in the accompanying prospectus have the same meanings when used herein. Since this description of notes is only a summary, you should refer to the Indenture and the notes for a complete description of our obligations and your rights.

General

   The summary below of certain provisions of the Indenture dated September 26, 1996, as amended and restated on March 23, 1998 and March 14, 2001 (the "Indenture"), between us and Bank One Trust Company, as trustee (the "Trustee"), does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture and the notes.

   The notes initially will be limited to $   ,000,000 total principal amount.
We may, without the consent of the holders of the notes, create and issue additional notes having the same ranking and the same interest rate, maturity date and other terms as the notes offered hereby, so that such further notes may be consolidated and form a single series with the notes offered hereby.

   Interest is to accrue from February   , 2002 and is to be payable
semiannually on       and      , commencing      , 2002, to the persons in
whose names the notes are registered at the close of business on the preceding
      or      , respectively. The notes will mature on      , 20  . All
payments on the notes will be made in U.S. dollars.

   The notes will represent our general unsecured obligations and will rank equally with our existing and future unsecured and unsubordinated indebtedness. We are a holding company and conduct substantially all of our business through our subsidiaries. The notes will be effectively subordinated to the liabilities of our subsidiaries.

   The notes will not be subject to any sinking fund.

Optional Redemption

   The notes will be redeemable, at our option, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days prior notice mailed to the registered address of each holder of such notes to be so redeemed. The redemption price on the notes is equal to the greater of (1) 100% of the principal amount of the notes to be so redeemed plus accrued interest thereon to the date of redemption and (2) the sum of the present values of the remaining scheduled payments of principal of the notes to be so redeemed and interest thereon discounted to the date of redemption, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury
Rate (as defined herein) plus    basis points, plus accrued interest thereon to
the date of redemption.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

   "Independent Investment Banker" means one of the Reference Treasury Dealers.

   "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury

Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

   "Reference Treasury Dealer Quotations" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York time, on the third business day preceding such redemption date.

   "Reference Treasury Dealer" means Banc of America Securities LLC or Credit Suisse First Boston Corporation and their respective successors; provided, however, that if either party shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer.

   The discharge and defeasance provisions and the covenant provisions described in the accompanying prospectus under "Description of Debt Securities--Provisions Applicable to Both Senior and Subordinated Debt Securities--Defeasance," "--Consolidation, Merger and Sale of Assets" and "-- Provisions Applicable Solely to Senior Debt Securities--Limitations on Liens" will apply to the notes.

Book-Entry Only System

   The notes will be issuable only as registered securities and will be represented by certificates (the "Global Securities") to be registered in the name of a nominee of DTC or any successor depository (the "Depository"). The Depository will maintain the notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. See "Description of Debt Securities--Provisions Applicable to Both Senior and Subordinated Debt Securities--Global Debt Securities" in the accompanying prospectus for additional information concerning the Global Securities. In accordance with its normal procedures, the Depository will record the interests of each Depository participating firm ("Participant") in the notes, whether held for its own account or as a nominee for another person.

   So long as the nominee of the Depository is the registered owner of the notes, the nominee will be considered the sole owner or holder of the notes for all purposes under the Indenture and any applicable laws. Except as otherwise provided below, a beneficial owner of interests in the notes will not be entitled to receive a physical certificate representing such ownership interest and will not be considered an owner or holder of the notes under the Indenture. A beneficial owner is the person who has the right to sell, transfer or otherwise dispose of an interest in the notes and the right to receive the proceeds therefrom, as well as interest, principal and premium (if any) payable in respect thereof. A beneficial owner's interest in the notes will be recorded, in integral multiples of $1,000, on the records of the Participant that maintains such beneficial owner's account for such purpose. In turn, the Participant's interest in such notes will be recorded, in integral multiples of $1,000, on the records of the Depository. Therefore, the beneficial owner must rely on the foregoing arrangements to evidence its interest in the notes. Beneficial ownership of the notes may be transferred only by compliance with the procedures of a beneficial owner's Participant (e.g., brokerage firm) and the Depository. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the notes represented by the Global Securities.

   All rights of ownership must be exercised through the Depository and the book-entry system, and notices that are to be given to registered owners by us or the Trustee will be given only to the Depository. It is expected that the Depository will forward the notices to the Participants who will in turn forward the notices to the beneficial owners. Neither we, the Trustee nor any Paying Agent or the registrar for the notes will have any responsibility or obligation to assure that any notices are forwarded by the Depository to any Participant or by any Participant to the beneficial owners.

   Payments of principal of and interest on the notes represented by the Global Securities registered in the name of the Depository or its nominee will be made by us through the Paying Agent in immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the notes represented by such Global Securities.

   We have been advised that the Depository or its nominee, upon receipt of any payment of principal or interest in respect of the notes represented by the Global Securities, will credit immediately the accounts of the related Participants with payment in amounts proportionate to their respective beneficial interest in the notes represented by the Global Securities as shown on the records of the Depository. We expect the payments by Participants to beneficial owners will be governed by standing customer instructions and customary practices. Such payments will be the responsibility of such Participants.

   DTC has advised us and the underwriters that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York; a member of the Federal Reserve System; a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

   DTC was created to hold securities of Participants and to facilitate the clearance and settlement of securities transactions among Participants in such securities transactions through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

                                  UNDERWRITING

   The underwriters named below have severally agreed, subject to the terms and conditions of the underwriting agreement between us and the several underwriters, to purchase the respective principal amount of notes set forth opposite their respective names below:

                                                                    Principal
                              Underwriters                            Amount
                              ------------                         ------------
      Banc of America Securities LLC.............................. $
      Credit Suisse First Boston Corporation......................
      ABN AMRO Incorporated.......................................
      Banc One Capital Markets, Inc. .............................
      Commerzbank Capital Markets Corp. ..........................
      Credit Lyonnais Securities (USA) Inc. ......................
      SG Cowen Securities Corporation.............................
      The Royal Bank of Scotland plc..............................
      Toronto Dominion (Texas), Inc. .............................
      Westdeutsche Landesbank Girozentrale, London Branch.........
                                                                   ------------
        Total..................................................... $   ,000,000
                                                                   ============

   The underwriting agreement provides that the obligations of the underwriters to purchase the notes are subject to certain conditions and that, if any notes are purchased by the underwriters pursuant to the underwriting agreement, all of the notes agreed to be purchased by the underwriters pursuant to the underwriting agreement must be so purchased.

   We have been advised by the underwriters that they propose to offer the notes offered hereby initially at the public offering price set forth on the cover page of this prospectus supplement, and to certain selected dealers (who may include underwriters) at such public offering price less a concession not
to exceed      % of the principal amount of the notes. The underwriters or such selected dealers may reallow a commission to certain other dealers not to
exceed      % of the principal amount of the notes. After the initial public offering, the public offering price, the concession to selected dealers and the reallowance to other dealers may be changed by the underwriters.

   There is no public market for the notes, and we have no plans to list the notes on a securities exchange. We have been advised by Banc of America Securities LLC and Credit Suisse First Boston Corporation that they presently intend to make a market in the notes; however, they are not obligated to do so. Any such market-making may be discontinued at any time, for any reason, without notice. If Banc of America Securities LLC and Credit Suisse First Boston Corporation cease to act as market-makers for the notes for any reason, there can be no assurance that another firm or person will make a market in the notes. There can be no assurance that an active market for the notes will develop or, if a market does develop, at what prices the notes will trade.

   In connection with this offering and in compliance with applicable law, the underwriters may sell more notes than the total amount shown on the list of underwriters and participations which appears above. The underwriters may also effect transactions which stabilize, maintain or otherwise affect the market price of the notes at levels above those which might otherwise prevail in the open market. Such transactions may include placing bids for the notes or effecting purchases of the notes for the purpose of pegging, fixing or maintaining the price of the notes or for the purpose of reducing a syndicate short position created in connection with the offering. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the notes in this offering, if they repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. The underwriters are not required to engage in any of these activities and any such activities, if commenced, may be discontinued at any time.

   Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

   Certain of the underwriters and their respective affiliates have performed and may continue to perform investment banking, financial advisory, trustee and lending services for us for which they receive customary fees and compensation. All of the underwriters participating in this offering or their commercial banking affiliates are participants in our $1.2 billion 364-day revolving credit facility and, in the aggregate, will receive a significant portion of the net proceeds of this offering of notes in accordance with their relative participation in our revolving credit facility. Such amount is subject to reborrowing by us until May 1, 2002. Because more than 10% of the net proceeds of the offering will be paid to the underwriters or their affiliates, this offering is being conducted in compliance with Rule 2710 of the National Association of Securities Dealers, Inc.'s Conduct Rules.

   We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

   All securities to be distributed by Westdeutsche Landesbank Girozentrale, London Branch will be made in accordance with all applicable U.S. securities and banking laws.

                            VALIDITY OF SENIOR NOTES

   The validity of the notes will be passed upon for Dynegy Holdings by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters relating to the notes will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas. Baker Botts L.L.P. has, from time to time, performed legal services for us unrelated to this offering, including matters relating to litigation arising out of the merger agreement between our parent Dynegy Inc., Enron and their respective affiliates.

                                    EXPERTS

   The audited consolidated financial statements of Dynegy Holdings and its subsidiaries, incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.